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                                                                  EXHIBIT 99.02

                            HOLLINGER INC. (Canada)

                      HOLLINGER INTERNATIONAL INC. (U.S.)

                                 PRESS RELEASE

     Toronto, Canada, July 16, 1997 - Hollinger International Inc. (NYSE: HLR) ("Hollinger International"), the U.S. subsidiary of Hollinger Inc. ("Hollinger") (TSE, MSE, VSE: HLG; Nasdaq: HLGRF) announced today that is has postponed for a brief period the special meeting of stockholders previously scheduled to occur on July 21, 1997, in order to consider certain modifications and clarifications to the proposals to be acted on at the special meeting, none of which would affect the fundamental nature of the transactions underlying the proposals.

     Hollinger International also announced that the parties to the recently filed litigation relating to the special meeting have agreed to adjourn indefinitely the previously scheduled hearing on the plaintiff's motion for a temporary restraining order.

     Hollinger is a Canadian-based international newspaper company that, directly and through its subsidiaries and associated companies, is engaged primarily in the publishing, printing and distribution of newspapers and magazines in the United Kingdom, the United States, Canada and Israel. Hollinger holds 51.2% of the equity shares and 77.7% of the voting power in Hollinger International.

     Hollinger International, through its subsidiaries and affiliated companies, is a leading publisher of English-language newspapers in the United States, the United Kingdom, Canada and Israel. Included among the 163 paid daily newspapers that the company wholly owns or has an interest in are the Chicago Sun-Times, The Daily Telegraph (London) and The Ottawa Citizen. These 163 newspapers have a world-wide daily combined circulation of approximately 4,451,000. In addition, the company owns or has an interest in 441 non-daily newspapers as well as magazines and other publications.


For information please call:

Peter Y. Atkinson                            Kenneth L. Serota
Vice-President and General Counsel           Vice-President, Law and Finance
Hollinger Inc. and                             and Secretary
Vice-President                               Hollinger International Inc.
Hollinger International Inc.                 (312) 321-2206
(416) 363-8721